McMoRan Exploration Co. Announces Discovery at Louisiana State Lease 340

Exploratory Well "Mound Point Offset" Prospect

NEW ORLEANS, LA, April 22, 2003 – McMoRan Exploration Co. (NYSE: MMR) announced today that the Louisiana State Lease 340 (“Mound Point Offset” Prospect) has been drilled to a measured depth of 17,865 feet and that resistivity measurements from a log-while-drilling (LWD) tool indicate significant intervals of potential hydrocarbon pay.  The well has a planned total depth of 19,000 feet. The resistivity measurements in the Mound Point Offset well are located in shallower zones than where production was obtained from McMoRan’s previous Mound Point discovery well.

As previously reported, the Mound Point Offset well commenced drilling during February 2003 and is located six miles northeast of the previously announced JB Mountain discovery and approximately one mile from McMoRan’s Mound Point #2 well, which encountered hydrocarbons and flowed at various rates from 10 to 20 million cubic feet per day during January 2002 before mechanical problems required it to be shut-in and temporarily abandoned.

The positive results from exploratory drilling at the Mound Point Offset prospect, coupled with the previously announced discovery at the JB Mountain prospect, are confirming McMoRan’s exploration concepts involving the potential for significant hydrocarbon accumulation in large structures at depth in the shallow waters of the Gulf of Mexico.  McMoRan will continue to pursue its exploration prospects in the deep shelf gas play through the large acreage position included in its program in the OCS Lease 310 and the Louisiana State Lease 340 area and through its large exploration acreage position throughout the shelf area of the Gulf of Mexico.

The Mound Point and JB Mountain deep-gas prospects are located in water depths of 10-feet in an area where McMoRan is a participant in an exploration program that controls an approximate 80,000-acre exploratory position including portions of OCS Lease 310 and portions of the adjoining Louisiana State Lease 340.  The program currently holds a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect.  As previously reported, under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in four prospects, including the JB Mountain and Mound Point Offset prospects, and will own all of the program’s interests until the program’s aggregate production from the four prospects totals 100 billion cubic feet of gas equivalent attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. Under the terms of this program all exploration and development costs associated with the program’s interest in any future wells in these areas will be funded by the exploration partner during the period prior to when McMoRan’s potential reversion occurs.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, and development and production activities.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and mine closure costs. Such factors and others are more fully described in more detail in McMoRan’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission.